Exhibit 99.B(p)(34)

This way to better

January 2026

Code of Conduct

A message from our CEO: living our values, building trust

James O’Sullivan, President and CEO, IGM Financial Inc

At IGM, trust is the foundation of everything we do. It’s earned through our actions, our decisions and our unwavering commitment to doing what’s right, for our clients, our colleagues, our communities and our shareholders.

Our Code of Conduct is more than a set of rules, it’s a reflection of our values and a guide to how we live them every day: Be better. Be accountable. Be a team. These values shape our culture and define how we work together to deliver exceptional experiences and outcomes.

The Code helps us navigate complex situations with integrity and confidence. It empowers us to speak up when something doesn’t feel right and ensures we hold ourselves, and each other, to the highest standards of ethical behaviour.

Each of us plays a vital role in protecting our reputation and building a workplace where everyone feels safe, respected and included. By living our values and following the Code, we strengthen the trust others place in us and contribute to a purpose-driven organization that improves the lives of our clients and investors.

I encourage you to read the Code carefully, reflect on how it applies to your role in the Company and commit to living our values every day. If you see something that doesn’t align with our standards, speak up. Your voice matters and it helps us build a stronger, more ethical IGM.

Thank you for your commitment to doing what’s right and for helping us build a culture of trust and accountability.

James O’Sullivan
President and Chief Executive Officer
IGM Financial Inc.

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The Code is built around our purpose and values

We are committed to improving the lives of our clients and investors by helping them plan and manage their money more effectively.

We’ve seen the transformative impact that thoughtful financial planning and management can have, and it’s this potential to change lives that drives our business forward every day.

Our values are at the heart of everything we do. They shape our actions, guide how we build relationships and define how we deliver value to our clients, colleagues, communities, shareholders and everyone we work with. When we stay true to these values, we unlock our ability to achieve strategic goals and deliver meaningful results.

Our code is built on these core values, which apply across our business globally:

Be better	Be accountable	Be a team

We strive for improvement in everything we do.	We foster clarity and are empowered to act	We are united to drive collective impact to achieve our goals.

We are committed to delivering exceptional client experiences by being our best selves each and every day and elevating our work and our teams through continuous learning and by championing innovation.	We hold each other responsible to achieve our goals through communicating clearly and courageously, mutual respect and defined accountabilities.	We embrace an enterprise mindset by encouraging open dialogue, fostering inclusivity, aligning shared goals and breaking down barriers to deliver successful outcomes for ourselves, our clients and our communities.

Our values guide our actions and decisions, building trust by doing what’s right.

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We build trust by doing what’s right

Trust is the cornerstone of our relationships with clients, colleagues, partners, suppliers, regulators, the broader community and our shareholders.

Nowhere is this trust more vital than in our client relationships, but it extends to everyone we serve. We are unwavering in our commitment to the highest standards of integrity and ethical conduct, knowing that trust must be earned and safeguarded every day.

Our values are the foundation of this commitment. They guide our decisions, shape our culture and ensure we remain accountable to those who rely on us.

Who does the Code apply to and what are our responsibilities?

This Code sets out the values we commit to and guides our day-to-day decisions. It applies to our employees, including contract workers, advisors and their employees, officers and directors around the world (we, us, our).1,2

The Board of IGM Financial Inc. reviews and approves materials changes to the Code

Throughout the Code, the “Company” means IGM Financial Inc. (“IGM”) and all its subsidiaries.	For resources and information, including the policies referred to in this Code, visit:
	Compliance documents	Enterprise risk management documents
	AdvantagePlus	Human resources documents
	Technology documents	Finance documents
	Whistleblower	Note: Links are internal only

We all have the following responsibilities under the Code:

•	Read, understand, acknowledge and commit to following the Code and related policies and procedures, including any amendments communicated to you.
•	Understand the legal, regulatory and ethical responsibilities that apply to you.
•	Annually, affirm you complied with the Code.
•	Speak Up and report conduct that may violate the Code, the law or our policies and procedures.

We all have a responsibility to commit to the values in this Code and to do what’s right and build trust.

Does the Code apply to me when I’m not at work?	Yes. Conduct outside of work may be viewed as a reflection on the Company. It is important to hold yourself to a high standard.
Who can I speak to if I have a question about the Code or a concern to raise?	You can speak to your leader, Compliance, Human Resources or contact the confidential Whistleblower Hotline (see Speak Up and report violations of the Code and the law section).

1 We expect our third parties, including suppliers, to act in a way that is consistent with the principles and values of our Code when conducting business with us. We expect those working with our third parties to hold them accountable. This Code does not apply to suppliers or third parties where contracts with us stipulate they are governed by different codes of conduct. For example, we maintain a Supplier Code of Conduct that sets forth expectations for suppliers.

2 Exceptions to the Code will only be granted in exception& circumstances and require the written approval of both the General Counsel and CCO of IGM Financial Inc.

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Where can I find the policies and procedures that support this Code?	You can find links to related policies on your local intranet site (on page 5).

As a leader,3 you must also:

•	Promote the Code and lead by example through your actions, behaviours and
•	decisions.
•	Promote a safe, healthy, fair and inclusive workplace.
•	Encourage your team To Speak Up about issues they face.
•	Hold yourself and others accountable.

Registered or licensed individuals

If you are a registered or licensed individual (that is, registered with a regulator or a professional organization) you are also required to know, understand and meet the requirements of applicable legislation, regulations and rules including those of self-regulatory organizations and applicable industry codes or guidelines that apply to any designations you have such as Certified Financial Planner (CFP), Financial Planner (PL Fin), Fellow of CSI (FCSI), Chartered Life Underwriter (CLU) or Chartered Financial Analyst (CFA).

There are consequences for not following the Code

Violating the Code or our policies could have regulatory, legal or even criminal consequences, as well as damage our reputation. Consequences within the Company range from coaching or mandatory training, warnings, requests for action or remediation, revision of responsibilities and suspension to termination of your employment or contract with us, with or without notice. We expect everyone to do their part to protect clients, our reputation and our Company.

We take potential violations seriously

We review reasonable concerns promptly and thoroughly and take appropriate action, including reporting them to law enforcement or a regulator, where required.

Speak Up and report violations of the Code and the law

There are multiple avenues to Speak Up and raise a concern. Here are some ways:

Online
Speak Up to your leader, Compliance, Human Resources, or Internal Audit. Directors of IGM Financial Inc. may also report to the Chair of the Board and all Directors may also report to the General Counsel.	www.igmfinancial.ethicspoint.com E-mail: Whistleblower Reporting Mailbox

Speak Up confidentially and anonymously through one of the methods outlined in the IGM Whistleblower Policy.	Telephone Whistleblower Reporting Hotline Canada and US: 1-844-231-3603 Ireland: 1-800-456-938 Hong Kong: 800-902-488

3 Leaders means people leaders (including advisors) and all individuals at Director level+

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What happens if I contact the Whistleblower Reporting hotline?

An independent external service provider manages the confidential hotline. They will create a confidential report based on the information you provide, so your concern or request for guidance can be reviewed by the Company. If you wish to remain anonymous, where permissible, you can.

Should I fear retaliation if I Speak Up?

No. We know it takes courage to come forward and share your concerns. Reprisal, retaliation or disciplinary action against anyone who raises a concern in good faith will not be tolerated. Regardless of who you contact, you can be confident that you’re doing the right thing and that your concern will be handled promptly and appropriately. We disclose information only to those who need it to review the issue.

You do not have to be sure or right about a concern to report it

If you’re uncertain about something you see or suspect, Speak Up. The Company will not treat anyone negatively for speaking up in good faith.

If you make a mistake, Speak Up

Everyone makes mistakes, and it’s an important part of our culture to be free to Speak Up about them when they happen. Talk to your leader if you make a mistake. We work to learn from our mistakes and make them right.

Our Code principles

We build trust by speaking up and raising and addressing concerns

Our Code principles

Our six Code principles form the foundation of how we bring our values to life and shape the behaviours we expect across the Company.

They are essential to realizing our vision of becoming our clients’ most trusted financial partner and are deeply embedded in our values-driven, high-performance culture.

Principle No. 1 Act honestly and with integrity.
Principle No. 2 Comply with the law.
Principle No. 3 Identify and avoid conflicts of interest.
Principle No. 4 Safeguard confidential information, our networks and data.
Principle No. 5 Protect the Company and its reputation.
Principle No. 6 Create a safe, inclusive and socially responsible workplace.

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Principal No. 1

Act honestly and with integrity

We build trust by doing the right thing

Doing the right thing means behaving ethically and with integrity.

Doing the right thing means consistently acting with ethics and integrity — core values that guide our decisions and behaviours every day. Honesty is the foundation of both and it is essential to how we engage with others.

By upholding these principles, we earn and maintain the trust of our clients, colleagues, regulators, communities and shareholders. That trust is not only central to our relationships, it is the cornerstone of the financial services industry.

Being ethical means being truthful in both our actions and communications. It means being transparent, avoiding deception and never falsifying information.

Integrity reflects personal character. Acting with integrity means doing the right thing, even when it’s inconvenient or when no one is watching.

By adhering to our policies and procedures, we help ensure compliance with legal, regulatory and contractual obligations that govern our business.

We build trust by treating our clients fairly and putting them at the centre of what we do

Putting our clients first means delivering products and services that our clients value, marketing our products and services responsibly, and competing fairly and ethically.

Deliver products and services that clients will value

Succeed by offering products and services clients want. Listen to and understand our clients’ current needs and anticipate their future needs. Make sure we are delivering solutions that meet our clients’ needs and support advisors to do the same.

Market our products and services responsibly

Give clear, accurate and relevant information to clients and describe our products and services truthfully.

Data ethics

The collection and creation of data should be done to deliver the best experience to our clients and with their interests in mind.

We build trust by using only what we need to do our jobs

Improperly accessing records, funds or facilities

Never use your access to funds, facilities or systems to do something improper. You have a responsibility to protect against data loss, misuse and/or mismanagement. Only access and use records, computer files and programs (including personnel files, financial statements, or any other client or employee information and/or data) for their intended and approved purposes. Access to Company records without authorization violates our Code of Conduct and may constitute a privacy breach if personal information is involved.

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We build trust by maintaining the integrity of our business records

Integrity and transparency of financial information

We are committed to maintaining the highest standards of integrity and transparency in all financial matters. Our financial statements must accurately and fairly reflect our financial position, operating results and cash flows, in full compliance with legal, regulatory and operational requirements.

You are responsible for ensuring that all financial, accounting and expense information you prepare, or that is prepared under your supervision, is accurate, timely and complete. If you have concerns about accounting practices, internal controls or financial records, Speak Up and report them to the Chief Internal Auditor.

Record management responsibilities

Accurate and accessible records are essential to meeting our operational, legal and regulatory obligations. You must follow all Company policies and procedures for the creation, management, protection and disposal of records.

Legal holds

If a legal hold is in place, you must retain all relevant records that may pertain to a current or potential investigation or legal proceeding. These records must not be concealed, altered or destroyed until the Legal Department confirms they are no longer required.

Why it matters

Accurate recordkeeping and transparent reporting are critical to our reputation, integrity and credibility, all of which support the long-term interests of our shareholders.

We build trust by being responsive

Deliver legal documents promptly

Escalate any formal legal documents you receive immediately to protect our interests and avoid penalties. These may include notices issued by a regulator, notices of bankruptcy or notices from a court, such as statements of claim, fines, penalties, subpoenas or orders. Refer to applicable policies and procedures on handling these requests.

Co-operate with internal or regulatory audits, exams and investigations

If you are asked for information in an internal or external audit, examination, review or investigation, including those by a regulator, keep all records that may be relevant and give timely, accurate and complete information. Do not give misleading statements and ensure prompt and consistent responses. If you are contacted by a regulator or outside auditor (excluding taxation authorities) contact Compliance.

Requests for information and media

Refer all media questions to the Corporate Communications team and speak to your leader if an outside organization requests company information, unless you are already approved to respond on the Company’s behalf. Make sure you have the necessary approvals before responding. Notify Compliance or the Legal Department if you become aware of a regulatory inquiry or legal action involving the Company.

Monitoring

We monitor and keep records of Company information, within the requirements of the law. We may review personal files, emails and internet activity that use Company resources. The Company monitors social media sites for discussion of the Company, our business and our employees and advisors.

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Additional guidance

Sometimes we face difficult situations where the right choice isn’t clear. The following questions may help you make the right decision.

Quick test

If you answer “no” to any of the questions below, stop and seek help by contacting Compliance or the Legal Department. Board Directors should consult the General Counsel and Directors of IGM may also consult the Chair of the Board of IGM. The action could have serious consequences.

Q.	Is it consistent with the law, our Code, our values and our policies?

Q.	Would I be comfortable with how this situation may be perceived by a co-worker, a client, a shareholder or a regulator?

Q.	Would I be comfortable with how this situation may be perceived if it were made public?

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Principle No. 2

Comply with the law

As a global Company, there may be limited circumstances where local laws or other legal requirements differ from the standards set forth in our Code. We comply with applicable local laws and stay true to the values in our Code.

We build trust by following laws and regulatory expectations and preventing illegal or fraudulent activities

Our competitive advantage comes through our superior products and services, never through unethical or illegal business practices. We are committed to complying with the laws and regulations that address market integrity.

Take ownership — anticipate, identify and manage the risk and impacts of the decisions and actions you take at work. You are in charge of your decisions. No one has the authority to tell you to do something unethical or illegal.

We build trust by using internal controls to prevent and detect crime

Do not tolerate fraud and other crimes

We do not tolerate crimes, including fraud, theft, forgery and deliberately deceiving others for gain. We typically report these crimes to law enforcement authorities and will discipline or terminate any employee or contracts with anyone who commits them. If you suspect fraud or other crime, Speak Up. Follow our policies and procedures, which include controls to minimize, prevent and detect crime inside and outside of the Company. If you discover ways to strengthen our controls, speak to your leader.

Report possible money laundering and terrorism

We commit to complying with laws on money laundering, financing terrorism and activity prohibited by sanctions measures. We collect key information about clients and business partners and we report suspicious activity. If you handle transactions with clients, suppliers or other third parties, even indirectly, you must gather information to ensure it is acceptable to do business with them. The Company and you can be prosecuted for failing to gather this information. Speak Up and report unusual activities to Compliance.

Insider trading and information sharing (“tipping”)

Through your work, you may have access to more information about the Company, including its funds, than other shareholders or unitholders — material nonpublic information — which may impact the price of IGM shares (or the funds the Company manages), or the shares of third parties. This information is considered “inside” information. Trading on that information yourself or sharing it with another person for their own trades is considered “insider trading”. Using information on a future purchase or sale of securities by our mutual funds is considered “front-running”. Both of these actions trigger market abuse laws in various jurisdictions and carry severe penalties. You cannot buy or sell securities based on information that isn’t generally available to the public.

You may not disclose material non-public information (a practice commonly referred to as “tipping”) except in the necessary course of business. Tipping is illegal under applicable securities laws. You must familiarize yourself with and adhere to policies and procedures applicable to your role to understand the requirements.

Never disclose confidential, operational, financial, product, technological or other business information except in the necessary course of business, unless such information is made available to the public by us.

What is material non-public information?

“Material non-public information” about a company is information that:

•	Has not been generally disclosed to the public through a news release, a communication to shareholders or widely reported media coverage

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•	Significantly affects or would reasonably be expected to have a significant effect on, the market price or the value of any securities of the Company or that could affect the investment decision of a reasonable investor

Examples may include information about:

•	Earnings or financial performance
•	Business operations, changes in senior management, results, projections or strategic plans
•	Potential mergers, acquisitions or the introduction of new products
•	Actual or threatened lawsuits or regulatory investigations

We build trust by engaging with partners responsibly

Share responsibly with our industry

We belong to industry organizations and maintain industry relationships where high-level or statistical data is shared to improve our practices, problem solve and innovate. These groups are important resources. However, anyone involved in them must manage two kinds of risk:

•	Make sure we don’t share our own competitive information
•	Be responsible about industry relationships to avoid anti-competitive behaviour or even the perception of it

We are committed to conducting business in compliance with all competition laws (also called “antitrust laws”). Competition laws prohibit agreements and understandings with others (including competitors, clients or suppliers) to:

•	Fix product prices
•	Rig bids
•	Boycott clients or suppliers
•	Allocate clients or markets
•	Limit the sale or production of products or services

Consult Compliance if you need to make judgment calls about any of these risks. If you witness conduct that violates fair competition laws, remove yourself from the situation and contact a member of the Legal Department.

Respect intellectual property rights

We are committed to respecting the intellectual property rights of others and avoiding any unauthorized use. Only use intellectual property that has been properly licensed, acquired or for which we have received explicit permission. This includes, but is not limited to, applications, software, hardware, books, magazines, articles, audio and video recordings and templates.

Examples of unauthorized or unlawful use include:

•	Using another company’s logos in marketing materials without permission
•	Copying or distributing copyrighted materials without permission
•	Plagiarizing written content or documents
•	Installing software without a valid license
•	Sharing log-in credentials or access information for subscription-based databases or online publications
•	Using proprietary materials from a previous employer, such as forms, policies or procedures

Always ensure that your use of intellectual property complies with legal requirements and Company policies.

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Only participate in political activities on behalf of the Company if authorized

When we communicate with governments at home or internationally, we must follow strict laws. The Company may engage in political activities, including communicating with policymakers at all levels of government and their staff. These activities may trigger registration, licensing and disclosure requirements. Do not lobby or take political action for the Company unless you are authorized to do so in advance. If you engage in lobbying activities on our behalf, you must contact the IGM Corporate Secretary and comply with the IGM Lobbying Policy.

Prevent bribery and corruption

Be alert for possible bribes, kickbacks or other corrupt payments, and do not accept, make or offer such payments. This is a serious criminal offence; you and others at the Company could face fines or prison. Do not use bribes even in parts of the world where they are a more common practice. Do not allow sales-based compensation to corrupt your service to clients.

Speak Up if you see under-the-table benefits or anything of value being paid, given, asked for or offered to influence a decision. This might mean cash, discounts, credits, rebates, gifts, entertainments or favours, including when handled through a third party.

Charitable contributions or community sponsorships

The Company is committed to fostering a more inclusive and resilient society. Supporting charitable organizations and community initiatives is an important part of that commitment. However, it’s essential to recognize that charitable contributions, including sponsorships, can sometimes be misused as vehicles for improper payments or to gain unfair business advantages.

To safeguard against these risks, contributions must be carefully considered, as they may:

•	Create the appearance of undue influence or a quid pro quo arrangement
•	Be perceived as a bribe or kickback
•	Compromise the objectivity or independence of the recipient
•	Breach legal or regulatory requirements
•	Damage the Company’s reputation

All charitable and sponsorship activities must comply with applicable laws, Company policies and approval processes. If you are unsure whether a proposed contribution may raise concerns, consult Compliance before proceeding.

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Principle No. 3

Identify and avoid conflicts of interest

We build trust by avoiding conflicts of interests

A conflict of interest arises where you or the Company has competing interests or loyalties that could interfere with the ability to act objectively, ethically or in the best interest of another party — such as a client, the Company’s funds or third parties. This may include:

Personal conflicts:	Corporate conflicts:
Where your own interests may compromise your ability to act in the best interest of the Company, its funds or clients.	Where there may be competing interests between the Company, and its funds, clients or third parties.

Even the appearance of a conflict of interest can be damaging. All conflicts, actual or perceived, must be disclosed immediately to protect the integrity of our business and maintain trust.

Some conflicts may be obvious, while others are more subtle, but both can have lasting effects. It’s not possible to list every situation that could present a potential conflict, but you should be familiar with the risks associated with the types of conflicts listed in this section. Some general considerations that might help you identify a potential conflict are:

Perception:	Intent:	Impact:
Could the activity be perceived as a potential conflict by others?	Is the offer or request an attempt to influence your judgement?	Will clients, colleagues, the Company or shareholders be negatively impacted if you participate in the activity?

Objectivity:	Time considerations:
Will your participation affect your judgement or your ability to be objective in any business decision?	Will the time required interfere with your ability to effectively carry out your responsibilities in your role?

Avoid conflicts of interest where you could have to choose between your own personal interests and the best interests of the Company, or others, including clients. Your decisions at work should not be influenced by possible gain for yourself or someone you know.

If you are unsure about a situation, discuss with your leader or contact Compliance.

What are some scenarios that are actual, potential or perceived conflicts of interest?

•	Borrowing money from or lending money (including co-signing or being a guarantor of loans) to other Company employees, contract workers or clients
•	Using your position to promote an outside organization or business
•	Using your position to inappropriately influence any employees, contract workers or transactions
•	Working on behalf of the Company in any transaction or business relationship where you, your family or someone you have a close personal relationship with has a personal or financial interest
•	Processing a transaction for another employee or contract worker without exercising the same due diligence as you would for any other Company client
•	Excessive or irresponsible gambling that could place you in conflict with your obligations to the Company

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Close personal relationships in Company dealings

It is important that we handle financial dealings responsibly, with integrity and in compliance with Company policies.

You may use Company products and services yourself, as may your friends and family members. We must make sure all our personal, family and friend dealings with the Company are handled independent of their relationship to us and our relationship with the Company by following relevant procedures for the business we work in.

Likewise, our loyalties can become conflicts if friends or family members work for a company that does, or seeks to do, business with the Company. This is especially likely to be a problem if it happens to those of us who are involved in the approval or selection process, contract negotiations or relationship management.

Close personal relationships at work

Our close personal relationships can potentially impact our work at the Company. It’s crucial to recognize and understand both the actual and perceived effects these relationships may have to prevent any negative reflections on the Company.

What types of close personal relationships could cause a conflict that must be disclosed to be appropriately managed or avoided?

•	A supervisory relationship with a family member or someone you are in a close personal relationship with
•	Any working relationship with a family member or someone you are in a close personal relationship with where you may have, or be perceived to have, the ability to impact compensation, work or promotion prospects

What are some examples of “close personal relationships”?

•	Family
•	Romantic or intimate relationships
•	Household members, roommates
•	Close friends
•	Persons with whom you have a significant financial relationship (for example, a business partner or co-investor)

Always remember, good judgment and common sense are irreplaceable. If you’re uncertain about a relationship that might create a conflict of interest, please consult with your leader or Human Resources. Board Directors should contact the General Counsel and Directors of IGM may also contact the Chair of the Board of IGM.

If you find yourself working with family members or others with whom you have a close personal relationship, it’s important to identify and disclose this immediately. This allows us to manage or avoid any potential conflicts appropriately.

Outside business activities and external director/trustee positions

You may engage in outside business activities — such as a second job, running your own business or serving on a board — only if they do not create a conflict of interest and do not interfere with your ability to perform your role at the Company.

All outside activities must meet the following conditions:

No competition or harm:

Do not engage in work that competes with the Company or could compromise its interests or reputation.

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Personal time only:

Activities must be conducted outside of normal working hours and must not use Company resources, confidential information or facilities.

No personal gain from Company opportunities:

You may not take for yourself any business opportunity discovered through your role, or through the use of Company property, information or position.

No client solicitation:

You must not solicit Company clients to participate in your outside activities.

Avoid financial conflicts:

Neither you nor members of your household may hold a financial interest in a client, supplier or service provider if it could create a conflict of interest.

Maintain performance:

Your outside activities must not impair your ability to fulfill your responsibilities to the Company or its clients.

We must be informed of any actual, potential or perceived conflicts of interest or reputational risks related to outside activities or external directorships. These activities must comply with the Code and any procedures relevant to your Company role. All such activities must be disclosed and approved by your leader and, for individuals registered with securities regulators, by Compliance.

The following may be considered competitors of the company:

•	Banks
•	Credit unions
•	Asset management firms
•	Insurance companies
•	Mortgage companies
•	Trust companies
•	Certain financial technology companies (for example, fintech)
•	Other companies that provide financial services including crypto-related companies

Note for registered or licensed individuals:

Outside business activities: disclose all outside activities promptly to Compliance and review the applicable Outside Business Activity policy to understand requirements.

Offering and accepting payments, gifts and entertainment

In business, it’s common to foster relationships and show appreciation by exchanging courtesies such as meals, gifts and entertainment. However, you must ensure that the gifts and entertainment accepted or given are not intended or designed to influence your judgment or the judgment of others for your or the Company’s benefit.

Bribery, extortion or attempts to otherwise inappropriately influence others in order to obtain a business advantage or access is always wrong, can violate the law and create an actual or perceived conflict of interest. Remember, a bribe can be something other than cash. Event tickets, travel accommodations, a favour and even an offer of a loan or a job could be considered a bribe if it’s offered in exchange for a decision.

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To keep our purposes clear, all gifts and entertainment you accept or give must be done without the expectation of an obligation in return, comply with Company policies, be reasonable and customary and consistent with usual business practices.

Before offering or accepting anything of value, refer to and follow your local policies and procedures and obtain approval from Compliance where required.

You must never give or receive cash, cash equivalents, bonds or negotiable securities, although gift certificates or gift cards are allowed (except for prepaid credit and debit cards).

If you’re not sure, check with your leader or Compliance before giving or receiving something of value. When the intended recipient of a gift is a public official, always contact Compliance.

Appointment or inheritances from clients

Clients trust us with their financial well-being and often seek our guidance in deeply personal matters. In some cases, they may ask or appoint us to act on their behalf in roles such as attorney, mandatary, trustee, executor, administrator, liquidator, protector or other fiduciary capacities.

Occasionally, clients may also wish to express appreciation by naming us in their will, designating us as a beneficiary under a policy, plan or account, or granting joint ownership of a Company asset.

To avoid any actual, potential, or perceived conflict of interest, you and your family members must not permit or accept such appointments, gifts or benefits. Refer to and follow your policies and procedures. If you believe exceptional circumstances apply, you must contact Compliance before proceeding.

Note for registered or licensed individuals:

Registered individuals must act in accordance with the Conflict of Interest and Personal Financial IG Dealings With Clients section of the applicable Advisor Compliance Manual. Mackenzie Investments personnel must act in accordance with applicable Mackenzie Gifts and Entertainment Policies.

Personal investments in IGM securities

Directors, certain senior officers and others considered insiders of IGM are subject to strict trading restrictions. These rules also apply to their spouses, minor children and entities they control. As an insider, you must not:

•	Engage in speculative trading, such as selling call options or buying put options on the securities of IGM, regardless of whether you possess material non-public information.

•	Sell short or otherwise sell securities of IGM that you do not own or have not fully paid for, except in the case of a permitted “cashless” option exercise where you are entitled to receive the security upon payment of the exercise price.

•	Buy, sell or otherwise trade in the securities of IGM without prior approval from the IGM Corporate Secretary.

These restrictions are in place to uphold market integrity, comply with securities laws and protect the Company’s reputation.

Related parties

Certain individuals — such as directors, designated senior officers, their spouses and minor children and entities they control — are considered “related parties” under applicable laws. These laws govern how related parties may interact with the Company to ensure transparency and prevent conflicts of interest. If you have been identified as a related party, you are required to comply with the specific policies and procedures established to meet these legal obligations. It is your responsibility to understand and follow these requirements at all times.

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Individual political involvement and holding public office

While we respect your right to participate in political activities, it’s important to keep those activities separate from your role at the Company.

You may not use Company funds, time, resources (including goods or services), or your professional affiliation to support or promote political candidates, parties or causes, whether inside or outside the workplace. If you choose to engage in political activity, you must do so in a personal capacity, on your own time and at your own expense. Under no circumstances should your involvement be presented as representing the Company or its views.

Being involved in the political process is an important part of being a good citizen. We respect your right to engage in the political process and encourage political participation.

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Principal No. 4

Safeguard confidential information, our networks and data

We build trust by protecting the information entrusted to us

Respect and protect personal and confidential information

We respect the personal information received from clients, employees and other individuals and we handle their personal information with care.

Follow our policies and procedures for protecting the Company’s information and the personal and confidential information entrusted to us. Don’t disable or bypass security controls. We are all responsible for protecting personal information.

Be clear about why we are collecting personal information. Obtain consent to use personal information where required by law before sending emails or marketing information. Respect our clients’ choices.

Collect and use personal information only for the reasons someone agreed to. Don’t collect personal information without permission, unless necessary or required by law.

•	When using personal and confidential information collected by another business unit, make sure you have consent and required permission before using that information.
•	Don’t collect or store data that isn’t needed, or for longer than necessary.
•	Don’t provide unauthorized personal or confidential information to third parties and only provide for valid business reasons and only if the person has provided consent or when allowed or required by law.
•	Make every effort to ensure personal information is accurate and complete.
•	Understand controls that exist to protect personal information and bring forward any potential weaknesses.
•	Protect confidential information in your possession against theft, loss, unauthorized disclosure, access or destruction or other misuse.

Examples of personal information:

Information required to verify credentials and education	Home phone numbers and personal cell numbers	Health and benefit and insurance data	Employment-related, credit and other background checks

Compensation and financial information	Performance reviews	Corrective/disciplinary actions	Government issued identification numbers

Date of birth	Home address	Diversity data	Family and employment status

Report all information breaches

Breaches can be verbal, written or electronic. They may simply be a mistake or can be malicious or even criminal. Some breaches may require reporting to regulators. If you are aware of a potential privacy, confidentiality or information security breach, Speak Up.

How can I protect the personal or confidential information I deal with?

•	Carefully check addresses (postal or email) when sending information
•	Protect your phone, computer, tablet and paper records
•	Don’t leave documents on your desk overnight, on a printer or in unsafe locations
•	Don’t transfer or maintain Company (including client) data to the cloud or external storage devices or systems not controlled by the Company

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•	Don’t print outside the office, including at home unless you are authorized to do so
•	Discard information carefully
•	Don’t expose or discuss personal and confidential information publicly. Only use Wi-Fi networks with secure passwords or your mobile hotspot in airports and hotels for network access

We build trust by protecting the assets entrusted to us

Protect our clients’ assets

Be aware of risk and safeguard the financial products our clients hold with us and their assets. Follow each client’s directions when managing their assets.

Protect our employees’ and advisors’ assets

Everyone who works at the Company has a right to privacy. Personal information about each of us is confidential. Keeping information private and confidential is a matter of personal integrity, honouring the trust others place in us. Collection, use and disclosure of this information must be relevant to your working relationship with the Company and compliant with relevant laws, the Code and policies.

Protect Company assets

Our intellectual property is one of our most valuable assets. You must protect it even after you leave the Company. Our intellectual property includes:

•	Brands, logos, slogans, domain names, business names and other identifying features used to identify the Company and its products or services

•	Software, scripts, interfaces, documentation, advertising and marketing materials, content (such as web-site content) and databases

•	Trade secrets, ideas, inventions, systems and business processes

All of us have a responsibility to identify, protect and defend our intellectual property and promptly report any conflicts, including unauthorized disclosure and violations of infringements by any third parties.

Know that anything you create within the scope of your employment or appointment with the Company, using any of our resources, created during regular business hours or after hours, and on or off our property, may be considered the Company’s intellectual property.

Your obligation to protect our confidential information continues after your employment or appointment with us has ended. Any documents or materials containing confidential information must be returned when you leave.

Use Company assets responsibly

Our assets are the tools and information we use in our work each day. They are only meant to be used for legitimate business purposes.

Protect and manage the Company’s assets, including financial and physical assets, like facilities and equipment. Use them responsibly for valid business and protect them from loss, theft and misuse.

Company resources include all equipment, supplies, letterhead, documents, data, mail services, phone services, email and internet access, information systems and any other resources provided by us.

You may be allowed to use Company resources (for example, email, internet, local telephone calls, photocopiers) for personal reasons occasionally, if management agrees and if doing so:

•	Doesn’t lead people to believe that you are communicating on behalf of the Company

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•	Doesn’t interfere with the intended business uses
•	Doesn’t interfere with productivity
•	Doesn’t cause unauthorized expenses
•	Doesn’t relate to outside activities
•	Doesn’t violate any laws, this Code or Company policies and procedures
•	Wouldn’t be considered offensive to our clients, colleagues, regulators, the broader community or shareholders

Use of emerging technology and artificial intelligence

Emerging technologies, such as new generative artificial intelligence (Gen Al) capabilities, present exciting opportunities and use cases across our businesses and functions. The Company remains committed to living our values in all that we do, and guides how we design, develop and deploy Al solutions. While the usage of newly created technologies and services can be of great value, you are responsible for maintaining the privacy and security of our confidential and proprietary information when using Al tools. You are also accountable for the outputs from your use of Al tools. The Company manages access to GenAl and Machine Learning (ML) tools through an access request process. Please speak with your leader and follow Company policies and procedures for any work with emerging technologies.

What is responsible use of Company assets?

I am working from home on my computer and would like to print a document containing client information. Can I send the document to my personal email account for printing purposes?

No. We must respect and protect the privacy and confidential information in our care. Sending confidential or client information to a personal email account or printing at home is prohibited unless you have an approved exception.

Can my family use my work computer to search the internet?

No. Your work computer contains Company and client information. We must protect the assets entrusted to us.

Remember that anything you create, store, download, send or receive using our systems is Company property and can be reviewed by us at any time, as permitted by applicable law.

For more information review the IGM Acceptable Use of Information and Technology Policy.

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Principle No. 5

Protect the Company and its reputation

Our reputation is built on trust and integrity

Be professional in all that you do

You are always a representative of the Company even when you are not working. You must avoid any conduct or association which could bring your or the Company’s honesty, integrity or judgment into question. This includes your behaviour and communication, including social media accounts. Make it clear you are expressing your personal views, not company views.

Personal communications

Your personal communications should not identify the Company or your role with the Company. Do not use the Company letterhead, envelopes, fax cover sheets or other communication materials containing the Company’s name, logo or trademark for your personal communications.

Personal communication with politicians, public officials, industry or professional associations, the media or the general public should not lead people to believe that you are expressing the views of the Company.

Social media

When posting comments on social media, your comments can generally be viewed by anyone. Your behaviour on social media can not only affect you personally and professionally, but also the Company’s brand. Do not make or share posts that are contrary to legislation (privacy, libelous, discriminatory, criminal) or could be detrimental to the Company, our competitors, other employees, management, advisors or investors. Do not post or share commentary, content or images that could be considered harassment, discrimination, violent or controversial (racist, sexist, homophobic). If you are experiencing conflict in any way related to your role, the appropriate course of action is to speak to your leader or Human Resources for assistance. You may at times disagree with comments made by other people and you may respond but be respectful. Do not engage in social media posts that are negative or intend to draw you into an online discussion or debate.

For more information review the IGM Social Media Standard, policies and procedures and regulations applicable to your role.

Everything we communicate about our Company can have an impact on our reputation, colleagues and brand. It must be reliable, consistent and accurate, which is why only certain people are authorized to speak on our behalf.

We build trust by engaging in responsible partnerships

Engage trustworthy third parties

When outsourcing services or obtaining goods and services from our suppliers, follow all Company policies and procedures:

•	Ensure our contracts require the third party to act ethically and responsibly
•	Conduct appropriate due diligence and control assessments to evaluate their suitability and reputation before engaging them
•	Require them to sign non-disclosure and confidentiality agreements, if appropriate
•	Oversee their performance during the contract to ensure intended value is obtained
•	Confirm how they will protect personal and confidential information if they have access to it

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Principle No. 6

Create a safe, inclusive and socially responsible environment

We build trust by valuing our people and being proud of our culture

Promote a safe and healthy workplace

The Company believes in supporting well-being through a variety of mental, physical and financial resources and fostering a positive work environment where everyone can be their best.

We are committed to maintaining a safe and respectful workplace where violence or inappropriate behaviour of any form — including physical assault, threatening, retaliation, bullying, abuse or intimidation — is not tolerated. Discrimination or harassment in any form in the workplace or through social media is not tolerated. We do not tolerate racist, bullying or disrespectful communication or any behaviour that creates an intimidating, threatening, hostile or offensive work environment, or unreasonably interferes with another person’s performance, employment or contractual opportunities.

Performance management, to address job performance issues or other legitimate employment issues, does not in and of itself constitute harassment.

For more information visit the IGM Workplace Harassment and Discrimination Prevention Policy.

Substance use and gambling

Substance use and workplace conduct

The use of drugs or alcohol can negatively affect performance, workplace safety and our reputation. The Company strictly prohibits the use, possession or distribution of illegal drugs in the workplace. Alcohol consumption is also prohibited on Company premises, except in limited circumstances where it is expressly authorized, such as at Company-sponsored events. Employees must comply with all applicable laws and Company policies regarding substance use.

Medical use of controlled substances

The use of medically authorized substances, including medical marijuana, may be permitted on Company property under specific conditions. Prior to use, you must provide Human Resources (IGM Disability and Leaves Team) with appropriate medical documentation confirming the necessity and authorization of such use. Usage must be limited to what is reasonably required based on your physician’s guidance and must not impair your ability to perform your role or compromise workplace health and safety.

Gambling

Illegal gambling of any kind is strictly prohibited in the workplace.

Value diversity and inclusion

The Company values an inclusive workplace where everyone is treated fairly, with dignity and respect, and provides equal opportunities for employment, compensation, appointment and advancement based on the qualifications, experience and performance required for the role in each jurisdiction. The Company prohibits harassment and discrimination on the grounds of age, national origin, citizenship, ethnicity, colour, religion or creed, race and ancestry (which is inclusive of those who identify as Indigenous), physical or mental disability, veteran status, family status, pregnancy, marital status, civil or same sex union, biological sex (including intersex), sexual orientation, gender identity/expression or any other characteristic protected by the law.

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If you see or experience any of these behaviours, Speak Up.

Celebrate our diversity

We aim to build a strong, inclusive and progressive culture, where people want to grow their careers and do their best for clients, communities and one another.

We build trust by minimizing our environmental footprint, fostering sustainable practices and giving back where we do business

Supporting our communities and committing to sustainability involves giving back where we do business and minimizing our environmental footprint.

Minimize our environmental footprint and foster sustainable practices

Make day-to-day decisions in a way that reduces our environmental footprint. Commit to managing our environmental footprint for stronger and healthier communities and look for ways to reduce consumption, improve processes and practices, and be more efficient.

Give back where we do business

Be socially responsible and make a positive impact in everything you do. We contribute to stronger communities together by supporting causes where we live and work. Consider participating in community-building efforts such as:

•	Company and individual employee donations to charitable and non-profit organizations
•	Volunteering
•	Encouraging workplace donation campaigns

Understand why we do business this way

Supporting corporate social responsibility, diversity and inclusion and following sustainable practices helps improve the world we live in, creating stronger communities and a better future for all. It can also reduce our costs and increase revenue, bringing long-term value for our clients, colleagues and shareholders.

We have a long-standing commitment to responsible management, which we believe is fundamental to long-term profitability and value creation. We conduct our businesses in a way that emphasizes good governance, operational integrity, ethical practices and respect for our people, our community and the environment.

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